Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Blackstone Private Credit Fund

(Name of Issuer)

Blackstone Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$1,942,817,961(1)	0.00015310	$297,445.43(2)

Fees Previously Paid

Total Transaction Valuation	$1,942,817,961		$297,445.43

Total Fees Due for Filing			$297,445.43

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$297,445.43

(1)

The transaction valuation is calculated as the aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 (the “Shares”), of Blackstone Private Credit Fund (the “Fund”). This amount is based upon the offer to purchase up to 76,428,716 Shares and the net asset value per Class I Share, Class S Share, and Class D Share as of December 31, 2024.

(2)

Calculated at $153.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.